Exhibit 10.140

December 22, 2013

John Yates, M.D.

2590 Sumac Avenue

Boulder, CO 80304

Dear John:

On behalf of Radius Health, Inc. (the “Company”), with offices at 201 Broadway, Cambridge, MA, 02139, I am pleased to offer you employment with the Company effective as of December 23, 2013.  You will serve as the Chief Medical Officer of the Company effective upon the commencement of your employment with the Company.  This position currently reports to the Chief Executive Officer.

In the course of your employment with Company, you will be subject to and required to comply with all Company policies, and applicable laws and regulations.  The term “Agreement” as used below shall mean this letter agreement.

Cash Compensation

In this position, you will earn a salary at the semi-monthly rate of $8,333.33, annualized at a rate of $200,000, or such greater amount as subsequently determined by the Board of Directors of the Company (your “Annual Base Salary”).  All compensation amounts payable pursuant to this Agreement shall be subject to all applicable tax and other withholdings.

In addition, subject to approval of the Board of Directors of the Company (the “Board”), you will be eligible for an annual discretionary bonus (your “Annual Bonus”), which Annual Bonus shall be targeted at 30% (your “Target”) of your Annual Base Salary, subject to pro-ration during any year in which you are employed for less than the full year.  The Board also has the discretion to award a bonus in excess of your Annual Target Bonus for exemplary performance.  Any Annual Bonus will be based on both individual and corporate performance and the amount of any such Annual Bonus will be determined by the Company.  Annual Bonuses shall be paid to you when generally paid to other senior executives of the Company.

Equity Incentive

Subject to approval by the Board and within a reasonable time after the commencement of your employment, the Company will grant to you an initial stock option (the “Initial Option”) under the Radius Health, Inc. 2011 Equity Incentive Plan (the “Plan”) for the purchase of 300,000 shares of common stock of the Company (“Common Stock”) at a price per share equal to the fair market value of such Common Stock, as determined by the Board at the time of such approval.  The Initial Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.

In addition, you will be eligible to receive annual equity awards in the discretion of the Company and the terms of any such awards will be substantially similar to the terms provided to similarly situated employees.

Benefits

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its similarly situated employees, including group health plans, life, disability and AD&D insurances, a 401k plan, tuition reimbursement, parking or public transportation and various types of paid time off, subject to the terms and conditions of such benefits and plans.  You will be eligible to accrue up to 10 days of vacation (in addition to Company holidays), which will accrue over the first year of your employment and may be used with the advance approval of the Chief Executive Officer.  The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

Term and Termination

This Agreement shall commence on the commencement of your employment with the Company and may be terminated at any time by you or by the Company with or without cause. You and the Company acknowledge and agree that your employment is and shall continue to be at-will and that nothing in this Agreement shall confer upon you any right with respect to continuation of employment by the Company, nor shall it interfere in any way with your right or the Company’s right to terminate your employment at any time.  Upon the termination of your employment for any reason, the Company will have no further obligation to you other than to pay your earned but unpaid Base Salary through the date of termination.

Part-Time Services to Company

The Company requires that, as a part-time employee, you devote at least 50% of your business time, attention, skill, and efforts to the tasks and duties of your position as assigned by Company, which shall mean at least an average of 20 hours per week.  Your duties may require reasonable business travel as determined by the Chief Executive Officer.

Contingencies

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•                  Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America prior to your commencement of employment by the Company.

•                  Your return of the enclosed copy of this letter and the Company’s standard Confidentiality and Non-Competition Agreement.  By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee.

Successors

a.             This Agreement is personal to you and without the prior written consent of the Company you shall not assign your obligations under this Agreement, otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by your legal representatives.

b.             This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement other than as described below.

c.             The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

Indemnification.

The Company will indemnify you to an extent that is not materially less favorable than the indemnification provisions in its charter and by-laws as in effect as of the date hereof, with respect to any action suit or proceeding to which you are made, or threatened to be made, a party by reason of the fact that you are or were an officer of the Company.  In addition, during the term of your employment, the Company shall maintain a directors and officers insurance policy upon such terms and in such amount as shall be determined by the Company.  This paragraph shall terminate automatically and have no further force or effect upon the consummation of a Change of Control (as defined in the Plan).

Applicable Law

This Agreement has been made under and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, notwithstanding its choice of law rules to the contrary.

Notice

Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be sent by hand delivery against receipt, certified mail, return receipt requested or by a nationally recognized overnight carrier to the address of the parties first listed above.

Waiver

The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.  No waiver by either party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

Entire Agreement

If you accept this offer, this Agreement and the Confidentiality and Non-Competition Agreement shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment.  Any prior or contemporaneous representations (whether oral or written) not contained in this Agreement or the Confidentiality and Non-Competition Agreement or contrary to those contained in this Agreement or the Confidentiality and Non-Competition Agreement that may have been made to you are expressly cancelled and superseded by this offer.  Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another written agreement, signed by you and an authorized representative of the Company.

I look forward to you accepting this offer and to a mutually rewarding relationship.

Sincerely,

/s/ Robert E. Ward

Robert E. Ward
President and Chief Executive Officer

I accept the above-described Agreement, on the terms set forth therein.

Dated: December 23, 2013	/s/ John Yates
Signature